Exhibit 99.1
NEWS RELEASE
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Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION ANNOUNCES EXERCISE OF $30 MILLION OVERALLOTMENT OPTION ON CONVERTIBLE SENIOR SUBORDINATED NOTE OFFERING
ST. LOUIS, November 18, 2005 — Maverick Tube Corporation (NYSE:MVK) announced today that Morgan Stanley, the initial purchaser of its previously announced private offering of $220 million aggregate principal amount of 1.875% convertible senior subordinated notes due 2025, has exercised in full its overallotment option to purchase $30 million of additional notes. The issuance of the additional notes closed today.
In connection with both the original $220 million issuance and the additional $30 million issuance, Maverick entered into convertible note hedge and warrant transactions in respect of its common stock with an affiliate of the initial purchaser of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the additional notes by providing Maverick with the option, subject to certain exceptions, to acquire shares which offset the delivery of newly issued shares upon settlement of conversions of the notes. This has the economic effect to Maverick of increasing the conversion price of the notes to $52.00 per share.
Maverick also announced that it has committed approximately $190.9 million of the net proceeds of the $250 million offering to repurchase approximately 5.6 million shares of Maverick common stock in connection with the offering of the notes and in open market purchases through November 18. Maverick also has used approximately $29.3 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions. Maverick intends to use the remainder of the net proceeds of the offering to repurchase additional shares of Maverick common stock in the open market from time to time.
Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of welded tubular steel products used in the oil and natural gas industry, as well as industrial tubing products (steel electrical conduit, standard pipe, pipe piling, and mechanical tubing) used in various industrial applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.